Exhibit 3.1

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

Tel-Instrument Electronics Corp.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 17th day of January, 2018
Resolved, that Article SIXTH, A.  of the Certificate of Incorporation be amended to read as follows:
(see attached new Article SIXTH A.)
3. The number of shares outstanding at the time of the adoption of the amendment was:   3,855,887
The total number of shares entitled to vote thereon was: 3,855,887
If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable). Such number of total shares entitled to vote includes 600,000 votes of holders of Series A Convertible Preferred Stock, voting on an as-converted basis.
4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).
Number of Shares Voting for Amendment               Number of Shares Voting Against Amendment
                      2,615,828                                                                                   616,795
5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

BY:  /s/ Jeffrey O’Hara
(Signature)
Dated this 27th  day of February, 2018                                                                   President/ CEO
May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

 “A. The aggregate number of shares which the Corporation shall have authority to issue is 8,000,000, itemized by classes, par value of shares, and series, if any within a class as follows:

Class	Series	Number of Shares	Par Value per Share
Common	-	6,850,000	$.10 par value per share
Series A Common		150,000	$.10 par value per share
Preferred	-	1,000,000	$.10 par value per share.”